Exhibit 10.16

UNIVERSITY OF COLORADO MATERIALS TRANSFER AGREEMENT

Parties

This is an Agreement, dated October 14, 2005 (the “Effective Date”), between the Regents of the University of Colorado, a body corporate, contracting on behalf of the University of Colorado Health Sciences Center (“UCHSC”), and ARCA Discovery, Inc., a Delaware corporation with a principal place of business located at 1400 16th Street, Suite 220, Denver, CO 80202 (“Recipient”).

Materials

Biological materials to which this Agreement applies: one or more samples, to be specified by Recipient, from the Human Cardiac Tissue Bank of the Department of Cardiology at the UCHSC (“Biological Materials”), and any related information or material supplied in connection therewith.

Whereas, UCHSC owns and is in possession of Biological Materials and has a right to provide said Biological Materials to Recipient as provided under this Agreement;

Whereas, Recipient is conducting specific research activities described in the research plan set forth in Appendix A (“Research”);

Now therefore, to protect UCHSC’s proprietary interests with respect to the Biological Materials, UCHSC agrees to provide Biological Materials to Recipient for purposes of conducting the Research, subject to the following terms and conditions:

1.

(a)	Recipient shall reimburse UCHSC thirty-five thousand dollars ($35,000) of the annual costs of support incurred by UCHSC to meet the obligations of this Agreement. Such annual payment shall be due in quarterly installments of eight thousand seven hundred and fifty dollars ($8,750) payable thirty (30) days from the first day of each quarter. The parties acknowledge that Recipient is current on such payments through September 30, 2005.

(b)	Recipient shall reimburse UCHSC fifty percent (50%) of the costs for equipment upkeep and replacement, and fifty percent (50%) of the costs for tissue procurement, such payments not to exceed ten thousand dollars ($10,000) for any given year without Recipient’s prior approval; provided that UCHSC may terminate this agreement if Recipient declines to approve such excess amounts within ninety (90) days after written request from UCHSC. Such payments shall be due within thirty (30) days of invoice by the UCHSC Cardiology administrator.

(c)

Payments more than sixty (60) days past due shall bear interest at the rate of one and one-half percent (1 1/2%) per month compounded, or the maximum interest rate allowable by applicable law, whichever is less.

(d)	Nothing in this Agreement requires UCHSC to provide Biological Materials to Recipient in amounts that would prohibit or substantially hinder UCHSC from carrying on its own research.

2.	Recipient agrees that Biological Materials may be used solely in Recipient’s facilities, or such other party’s facilities as the Recipient and UCHSC shall agree to in writing or as otherwise permitted under Section 3 below, and that Recipient will follow all applicable NIH guidelines.

3. (a)	Recipient must maintain control of Biological Materials and may not transfer control to third parties, except as otherwise permitted under this Section 3, without the prior written consent of UCHSC, and whose consent will not be unreasonably withheld.

(b)	Recipient may provide samples of the Biological Materials to any third party for chemical or biological analysis and testing, where such third party has entered into a collaborative research and development agreement with Recipient or when the information from such analysis may be commercialized by Recipient or by third parties under an agreement with Recipient; provided that Recipient notifies UCHSC of any third party that has been provided samples of the Biological Materials.

(c)	In the event that a third party is provided commercial rights to the data derived from the chemical and/or genetic analysis of the Biological Materials, Recipient will use commercially reasonable efforts to negotiate a cost-free subscription for UCHSC for nonprofit research purposes to the commercial database of such third party containing data derived from the chemical and/or genetic analysis of the Biological Materials. The subscription would preferably freely permit UCHSC’s use of the subscription database(s) for the purpose of grant or contract preparation and submittal to a non-profit or government agency for research funding and UCHSC research use, and publication of UCHSC’s own research results (subject to UCHSC’s obligation to take reasonable steps prior to publication to protect ARCA intellectual property rights). In the event that Recipient cannot provide UCHSC with access to the commercial database of such third party under the terms described above, Recipient will use commercially reasonable efforts to make data that Recipient receives from third party analysis available to UCHSC for purposes of grant or contract preparation and submittal to a non-profit or government agency, for funding of UCHSC’s nonprofit research use.

(d)	Recipient’s use of Biological Materials pursuant to this Agreement shall comply with the non-competition and other provisions of the Strategic Alliance Agreement between ARCA and Myogen, Inc., dated October 7, 2005.

4.

(a)	Nothing in this Agreement grants Recipient rights under any patents or in any know-how of UCHSC.

(b)	UCHSC places no restrictions other than those specified in this Agreement on Recipient’s use of Biological Materials.

(c)	UCHSC will not make claims to test data, results, lab notes, reports or other works created or prepared without use of UCHSC funds, facilities, or personnel acting in their capacity as UCHSC employees, and Recipient shall own exclusively all intellectual property or other rights in any such test data, results, lab notes, reports or other works created or prepared using the Biological Materials.

5.	BIOLOGICAL MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RECIPIENT AGREES THAT UCHSC AND ITS EMPLOYEES AND AGENTS HAVE NO LIABILITY IN CONNECTION WITH BIOLOGICAL MATERIALS PROVIDED UNDER THIS AGREEMENT OR THEIR USE BY RECIPIENT UNDER THIS AGREEMENT.

RECIPIENT AGREES TO INDEMNIFY UNIVERSITY FOR LIABILITY , LOSS, OR DAMANGE THEY MAY SUFFER AS A RESULT OF CLAIMS, DEMANDS, COSTS OR JUDGMENTS AGAINST UNIVERSITY ARISING OUT OF THE ACTIVITIES TO BE CARRIED OUT PURSUANT TO THIS AGREEMENT.

6.	This Agreement will terminate on the earliest of the following dates: (i) five (5) years from the Effective Date; (ii) when Recipient determines that it has obtained all required Biological Materials and states so in writing; (iii) when UCHSC’s supply of Biological Materials becomes exhausted; (iv) when all other business agreements, such as patent licenses, between Recipient and UCHSC or its agents have terminated; (v) immediately after any continuous fifteen (15) month period in which Recipient fails to make the support payments specified in Article 1. In the event this Agreement terminates pursuant to clause (i) of this Section 6, Recipient will have the option to renew this Agreement under substantially similar terms.

7.	UCHSC and Recipient will make reasonable efforts to monitor the supply and use of samples from the Heart Tissue Bank in order to assure that each entity maintains an adequate supply of tissue in amounts that would not prohibit or substantially hinder UCHSC from carrying on its own research or commercial activities.

8.	This Agreement sets forth the entire agreement and understanding between the parties regarding the subject matter herein and cannot be changed or amended except by written agreement executed by both parties. This Agreement may be assigned to a party that acquires substantially all of the assets of Recipient upon thirty (30) days prior written notice to UCHSC. A change in control of Recipient shall not be considered an assignment of this Agreement.

9.	Any notice or communication permitted or required hereunder must be in writing.

10.	All waivers to this Agreement must be in writing. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver or any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

11.	This Agreement will be governed by and interpreted in accordance with the laws of the State of Colorado as those laws are applied to contracts entered into and to be performed entirely in Colorado by Colorado residents. Venue for purposes of filing any legal action arising out of or in connection with this Agreement shall lie in Denver, Colorado which shall be deemed to be a convenient forum.

12.	If any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

13.	This Agreement may be executed in several counterparts, all of which shall constitute one agreement. This Agreement may be executed and delivered by facsimile.

The authorized signatures below verify agreement between the parties.

For UCHSC		For Recipient
ARCA Discovery, Inc.

/s/ David N. Allen		/s/ Timothy D. Hoogheem
David N. Allen		Timothy D. Hoogheem
Director, Technology Transfer Office		Chief Business and Financial Officer
University of Colorado		1400 16th Street
4001 Discovery Drive, Suite 390		Suite 220
Boulder Colorado, 80309		Denver, CO 80202
Date:	October 14, 2005	Date:	October 14, 2005

Exhibit A

Research Plan: ARCA Discovery, Inc. will use the Human Cardiac Tissue Bank for cardiovascular therapeutic research, particularly discovery and characterization of genetic polymorphisms that impact the natural history of cardiovascular disease, and development of therapeutics and diagnostics to treat patients, where the diagnosis and/or indications will be guided by the presence or absence of these polymorphisms.